Exhibit 10.7

Restricted Share Plan 2020

Terms and Conditions

Evotec SE

Manfred Eigen Campus

Essener Bogen 7

22419 Hamburg, Germany

List of Content

Objectives

§ 1	Eligibility	3

§ 2	Biannual Grant of Awards	3

§ 3	Waiting Period and Exercise Period	4

§ 4	Performance Period	4

§ 5	Key Performance Indicator	4

§ 6	Exercisable Restricted Share Awards	4

§ 7	Exercise of Shares	5

§ 8	Change of Control and Divestiture	6

§ 9	Termination of Employment Contract	6

§ 10	Taxation, Duties and other Expenses	7

§ 11	Claims, Applicable Law, Court of Jurisdiction	7

§ 12	Miscellaneous	8

§ 13	Validity	8

Appendix 1	Number of Exercisable Restriction Share Awards

Appendix 2	Number of Exercisable Subscription Rights

Appendix 3	Allocation of Subscription Rights in case of a Voluntary Termination of Employment

Evotec Restricted Share Plan 2020 – Terms & Conditions

Objectives

Evotec SE, Hamburg, registered in the commercial register of the local court of Hamburg under HRB 68223 (the “Company”), and its subsidiaries (Verbundene Unternehmen, § 15 AktG) (together the “Evotec Group”) operate in a highly challenging and dynamic competitive landscape. To ensure the long-term success of the business it is essential to attract, retain, and motivate high-performing executives and employees.

The Evotec Restricted Share Plan is an important element in supporting the interests of the Company’s shareholders and in establishing an attractive long-term compensation tool to invest in and retain talent by recognizing and rewarding expected future contribution to business performance. In the true sense of the word, the Plan is restricted to carefully selected beneficiaries. The Plan is in line with national and international remuneration and corporate governance standards as well as applicable legal requirements and the German Corporate Governance Code.

§ 1 Eligibility

(1)

Subject to the terms and conditions of the authorisation resolved by the Company’s Annual General Meeting on 16th June 2020, employees of Evotec Group are eligible to participate in the Restricted Share Plan. Eligible employees shall include members of the executive bodies of affiliated companies in Germany and abroad as well as employees of the Company and affiliated companies.

(2)

To be eligible for a grant under the Restricted Share Plan, the eligible employee must be employed by an Evotec Group company and not be on a long-term absence at the Grant Date and must not have given or received notice prior to awarding the respective grant.

§ 2 Biannual Grant of Awards

(1)

Subject to the following rules, the Management Board of Evotec SE may for each period specified below, in its absolute discretion, grant awards which will upon expiry of the Waiting Period and depending on the Key Performance Indicator result in subscription rights to receive Company shares (or in specific cases a respective cash pay-out) (the “Restricted Share Awards”) to such eligible employees as it shall select following consultation with the Global Compensation Committee.

(2)

Restricted Share Awards may be offered to selected employees (beneficiaries) within a period beginning two weeks before and ending two weeks after 15 May and 15 October of a given year. In any case, Restricted Share Awards have to be granted in accordance with the rules on closed periods defined in Regulation No. 596/2016 of the European Parliament and Council of 16 April 2014 (Market Abuse Regulation) and the delegated acts adopted in this context or any legislation replacing them.

(3)

The Grant Date is deemed to be the date at which the Company offers the Restricted Share Awards to the beneficiaries, regardless of the time of receipt, or the acceptance of the offer (Grant). Another date within the acquisition period of the respective period can be determined as the Grant Date by the offer.

(4)	A grant of Restricted Share Awards occurs independent from previous or future grants and particularly does not create any rights for future grants.

(5)	The Company will notify each beneficiary of their grant in written form.

Evotec Restricted Share Plan 2020 – Terms & Conditions

(6)

Within a given period the number of Restricted Share Awards offered to a sole beneficiary may not exceed 200 % the number of Share Performance Awards granted to that beneficiary in the same year according to the Evotec Share Performance Plan 2017 or a successor plan.

Within a given period the number of Restricted Share Awards offered to a sole beneficiary who was not awarded Share Performance Awards in the same year may not exceed 200 % the notional number of Share Performance Awards calculated as 20 % of the beneficiary’s annual base salary or, if the beneficiary is eligible for the Evotec Share Performance Plan 2017 or a successor plan, the beneficiary’s Target Value in that plan, divided by the Fair Market Value at grant of a Share Performance Award in the same year.

§ 3 Waiting Period and Exercise Period

The term of each Restricted Share Award is five years and starts at the Grant Date. The term comprises a Waiting Period of four years and an Exercise Period of one year. The Waiting Period for a Grant of Restricted Share Awards starts at the Grant Date and ends with the expiry of the fourth anniversary of the Grant Date. The Exercise Period starts after expiry of the Waiting Period and ends with the expiry of the fifth anniversary of the Grant Date.

§ 4 Performance Period

For each grant, the Company performance will be measured over a performance period of four consecutive fiscal years, beginning with 1 January of the year in which the individual grant of the Restricted Share Award is made (the “Performance Period”).

§ 5 Key Performance Indicator

(1)	The Restricted Share Awards can only be exercised if predefined targets for the applicable Key Performance Indicator “Adjusted EBITDA” have been met.

Adjusted EBITDA is a financial ratio that expresses Evotec Group’s sustainable cash flow from operating activities before taxes. Adjusted EBITDA is calculated based on the audited and approved consolidated financial statements (IFRS) of Evotec SE for each of the fiscal years in the respective Performance Period.

For each fiscal year of the performance period, the actual Adjusted EBITDA is compared to the forecast Adjusted EBITDA (as determined by the Management Board and approved by the Supervisory Board within the first quarter of a fiscal year). The forecast Adjusted EBITDA for a fiscal year is published in the annual report for the previous fiscal year. The actual Adjusted EBITDA for the fiscal year is published in the annual report for the fiscal year.

(2)

For Adjusted EBITDA, the “Target” for a fiscal year is met if actual Adjusted EBITDA meets or exceeds forecast Adjusted EBITDA. The “Minimum Target” is met if actual Adjusted EBITDA meets or exceeds 75% of forecast Adjusted EBITDA.

§ 6 Exercisable Restricted Share Awards

(1)	Once the annual report for a fiscal year of the Performance Period has been published, the number of exercisable Restricted Share Awards related to that year is determined as follows:

•

If the Minimum Target for the Key Performance Indicator has not been met for that year, 25% of the original grant of Restricted Share Awards expire at the end of the Waiting Period without any compensation.

Evotec Restricted Share Plan 2020 – Terms & Conditions

•	If the Target for the Key Performance Indicator has been met for that year, 25% of the original grant of Restricted Share Awards will become exercisable at the end of the Waiting Period.

•

If the Minimum Target for the Key Performance Indicator has been met and the Target has not been met for that year, x% of the original grant of Restricted Share Awards will become exercisable at the end of the Waiting Period with x=[(actual Adjusted EBITDA/forecast Adjusted EBITDA)-0.75]*50+12.5.

If the applicable percentage does not yield a whole number of exercisable Restricted Share Awards related to that year, the number is rounded up to determine the number of exercisable Restricted Share Awards related to that year. The relationship between forecast and actual Adjusted EBITDA and the number of exercisable Restricted Share Awards is illustrated in Appendix 1.

(2)

The exercisable Restricted Stock Awards for each year of a Performance Period add up to the number of exercisable Restricted Stock Awards of the grant that will become exercisable at the end of the Waiting Period. If required, this number is rounded up to a whole number. Any fractional number is disregarded and not compensated for.

The final number of exercisable Restricted Stock Awards represents the total number of exercisable subscription rights at the end of the Waiting Period. The calculation is outlined in Appendix 2.

§ 7 Exercise of Shares

(1)

After expiry of the Waiting Period, each exercisable subscription right may only be exercised once during the remaining term of the Restricted Share Award. All subscription rights must be exercised within a period of twelve months after the end of the respective Waiting Period (Exercise Period).

(2)

During the Exercise Period, the subscription rights may only be exercised in accordance with the rules on closed periods defined in Regulation No. 596/2016 of the European Parliament and Council of 16 April 2014 (Market Abuse Regulation) and the delegated acts adopted in this context or any legislation replacing them. Additional statutory restrictions may apply.

Over and above the statutory restrictions, all beneficiaries are subject to the following closed periods: (i) the 30-days periods that end on the day of the press conference on annual results and end on a day on which the Company publishes a quarterly, semi-annual or annual report and (ii) the period from the start of the day on which the Company publishes in the Federal Gazette (Bundesanzeiger) an offer to subscribe for new shares or convertible bonds or warrants to the end of the subscription period (plus any extension).

(3)	Subscription rights can only be exercised by the beneficiaries themselves, or their heirs. Subscription rights are legally non-transferable; they are, however, freely inheritable.

(4)

At the end of the term, all remaining subscription rights are automatically exercised, and the resulting company shares sold on the stock market on behalf of the beneficiaries by a Company-appointed agent. All net proceeds are credited to the beneficiary. Notwithstanding such an automatic exercise, subscription rights that cannot be exercised at the end of the term for reasons beyond the Company’s control expire without replacement or compensation.

Evotec Restricted Share Plan 2020 – Terms & Conditions

(5)

When exercising subscription rights, the beneficiary must pay the exercise price for each resulting company share. The “Exercise Price” per share corresponds to the amount of the share capital attributable to each individual share at the time the subscription rights are exercised, currently €1.00.

(6)

The Company reserves the right at its sole discretion to replace some or all shares to be allocated to the beneficiary with a cash payment equivalent to the market value less the exercise price of the respective shares or with Evotec shares held in treasury or acquired for that purpose, in these cases regardless of the exercise price.

§ 8 Change of Control and Divestiture

(1)

A change of control occurs when (i) a shareholder of the Company or a third party acquires either alone or under the rules of § 30 German Takeover Code (Wertpapiererwerbs- und Übernahmegesetz [WpÜG]) a holding of 30% or more of the shares of the Company or (ii) a controlling agreement (Beherrschungsvertrag) with another legal entity is entered into and has taken effect with the Company as dependent company pursuant to § 291 German Stock Corporation Act (Aktiengesetz [AktG]) or (iii) the Company is merged with a legal entity pursuant to § 2 German Transformation Act (Umwandlungsgesetz [UmwG]), unless the value of the external legal entity amounts to less than 50% of the new Company value according to the agreed upon conversion ratio (the “Change of Control”).

(2)

If a Change of Control occurs during the Waiting Period of a Restricted Share Award grant, the Restricted Share Award grant shall be settled in cash immediately in due consideration of the restrictions set forth in §7 (2). The settlement amount shall be based on the notional number of exercisable subscription rights pursuant to § 6, assuming that the Target for the Key Performance Indicator has been met for those years that cannot be finally assessed at that time. The cap set forth in § 7 (6) applies accordingly.

The share price that will be used to determine the cash value of the notional number of exercisable subscription rights shall be equal to the share price as indicated in the takeover bid as mandatory under German Takeover Law.

(3)

In the event of the divestment of a group company (Verbundene Unternehmen, § 15 AktG), a business or parts of businesses from the Evotec Group, any Restricted Share Award grants to any directly affected employees shall be settled in cash prior to executing the divestment. The settlement amount shall be based on the notional number of exercisable subscription rights pursuant to § 6, assuming that the Target for the Key Performance Indicator has been met for those years that cannot be finally assessed at that time.

The share price that will be used to determine the cash value of the notional number of exercisable subscription rights shall be the average share price of the Company stock in the closing auction of XETRA trading (or a corresponding successor system) on the last thirty (30) trading days of the Frankfurt stock exchange before the divestment was announced.

§ 9 Termination of Employment Contract

(1)

If a beneficiary ceases to be employed with the Evotec Group due to termination by the Company for good cause, the respective beneficiary will not be entitled to exercise any subscription rights and any rights related to a Restricted Share Awards grant shall lapse without compensation.

Evotec Restricted Share Plan 2020 – Terms & Conditions

(2)

If a beneficiary ceases to be employed with the Evotec Group during the Waiting Period due to a beneficiary-initiated termination, the respective beneficiary will not be entitled to exercise any subscription rights and any rights related to a Restricted Share Awards grant shall lapse without compensation. However, the Management Board may decide on the continuance of an appropriate number of exercisable subscription rights or a cash settlement to account for specific circumstances e.g. good leaver, unless such beneficiary joins a competitor of the Company, i.e. another CRO, within twelve (12) months following the departure.

The number of continuing exercisable subscription rights shall not exceed the notional number of exercisable subscription rights pursuant to § 6, assuming that the Minimum Target for the Key Performance Indicator has not been met for those years that cannot be finally assessed at that time. An example is attached in Appendix 3. Continuing exercisable subscriptions rights are exercisable after expiry of the respective Waiting Period.

(3)

If a beneficiary ceases to be employed with the Evotec Group during the Waiting Period due to a Company-initiated termination on grounds not related to the behaviour or performance of the respective beneficiary (i.e. enforced redundancy) or due to (early) retirement, a Restricted Share Awards grant remains unaffected and all resulting subscription rights are exercisable after expiry of the respective Waiting Period.

(4)

If a beneficiary ceases to be employed with the Evotec Group during the Waiting Period due to permanent disability or death, a Restricted Share Awards grant remains unaffected and all exercisable subscription rights are exercisable after expiry of the respective Waiting Period. However, the Management Board may decide that a Restricted Share Awards grant shall be settled in cash before. The settlement amount shall be based on the notional number of exercisable subscription rights pursuant to § 6, assuming that the Target for the Key Performance Indicator has been met for those years that cannot be finally assessed at that time.

§ 10 Taxation, Duties and other Expenses

Proceeds from this Restricted Share Plan might be subject to tax and social security charges, depending on the applicable law in the respective jurisdiction. All taxes, duties and other expenses associated with the allocation and/or the pay-out of the settlement of the Restricted Share Awards shall be borne by the beneficiary, if there is no other mandatory statutory provision. The beneficiary is liable for compliance with all respective tax and social security laws as well as for the orderly payment of taxes and possibly accruing social security contributions. The respective employing company of the Evotec Group where applicable may have to withhold and pay the accruing taxes, duties and other expenses according to the applicable law on behalf of the beneficiary, as long as this complies with accepted procedures in the respective jurisdiction.

§ 11 Claims, Applicable Law, Court of Jurisdiction

(1)	Any claim by an eligible beneficiary resulting from this Restricted Share Plan must be addressed to Evotec SE.

(2)	All rights and responsibilities arising out of this Restricted Share Plan as well as the interpretation of terms are in every respect governed by the Laws of the Federal Republic of Germany.

(3)	The court of jurisdiction for all disputes in connection with this Restricted Share Plan is Hamburg, Germany, unless mandatory legal regulations provide for a different court of jurisdiction.

Evotec Restricted Share Plan 2020 – Terms & Conditions

§ 12 Miscellaneous

(1)

If these Terms and Conditions come into conflict with the authorisation resolved by the Company’s Annual General Meeting on 16th June 2020, the regulations of the shareholders’ resolution shall prevail.

(2)

Should individual clauses of the Plan conditions be or become invalid or non-feasible in part or in their totality or should there be a gap in these conditions, this shall in no way affect the validity of the other Plan conditions. The invalid or non-feasible clause shall, by the way of supplementary contractual interpretation, be replaced by a valid and feasible clause which corresponds to the spirit and purpose of the invalid and non-feasible clause. In case of a gap, an appropriate clause will be determined, which corresponds to what would have been stipulated according to the spirit and purpose of these Plan conditions, had the situation been addressed in the first place. This also holds true if the invalidity of a clause is based on a measurement of a benefit or time period which has been standardised in these Plan conditions.

(3)

If there are any changes to the stock exchange usages or other legal, economical or administrational changes during the term of the Restricted Share Awards which make the enforcement of these Plan’s Terms and Conditions or of individual clauses significantly more difficult or impossible, the Company is with reasonable discretion entitled to make appropriate amendments.

§ 13 Validity

(1)

These Terms and Conditions follow the approval of the Restricted Share Plan 2020 by the Company’s Annual General Meeting on 16th June 2020. They have been resolved by the Management Board of the Company and been approved by the Supervisory Board.

(2)

The Terms and Conditions are binding for the Company and the beneficiaries unless they are revised by the Management Board with approval of the Supervisory Board. It is understood that revisions of these Terms and Conditions for an award which has been made may only be amended with the consent of the beneficiary.

Evotec Restricted Share Plan 2020 – Terms & Conditions

Appendices

Appendix 1 – Number of Exercisable Restriction Share Awards

Evotec Restricted Share Plan 2020 – Terms & Conditions

Appendix 2 – Number of Exercisable Subscription Rights

Evotec Restricted Share Plan 2020 – Terms & Conditions

Appendix 3 – A of Subscription Rights in case of a Voluntary Termination of Employment

Scenario:

•	Number of Restricted Share Awards granted: 1,000

•	Plan beneficiary ceases to be employed 36 months after grant of the Restricted Share Awards due to a beneficiary-initiated termination

•	Management Board allows the continuance of exercisable subscription rights

•	Performance of the Key Performance Indicator is 80 % in year 1, 110 % in year 2, 65 % in year 3 and 95 % in year 4.

Final Number of subscription rights:

•

In Year 1, the actual performance of the KPI was 80 % of Target. According to the calculation shown in § 7, this translates to an applicable percentage of 15% (calculation is: [(80%/100%)-0.75] * 50 + 12.5 = 15).

The applicable percentage results in 150 Exercisable Restricted Share Awards for year 1 (15 % of 1,000 granted Restricted Share Awards = 150 Exercisable Restricted Share Awards).

•

In Year 2, the actual performance of the KPI was 110 % of Target. According to the calculation shown in § 7, this translates to an applicable percentage of 25 % when determining the number of Exercisable Restricted Share Awards (110 % actual performance is larger than required 100 % performance and thus Target is fully met and applicable percentage set to 25%).

The applicable percentage results in 250 Exercisable Restricted Share Awards for year 2 (25 % of 1,000 granted Restricted Share Awards = 250 Exercisable Restricted Share Awards).

•

In Year 3, the actual performance of the KPI was 65 % of Target. According to the calculation shown in § 7, this translates to an applicable percentage of 0% (65 % performance is lower than threshold of 75%, no Awards become exercisable).

The applicable percentage results in 0 Exercisable Restricted Share Awards for year 3 (0 % of 1,000 granted Restricted Share Awards = 0 Exercisable Restricted Share Awards).

•

In Year 4, the beneficiary is no longer employed at Evotec Group. The actual performance of the KPI was 95 % of Target. According to the rules described in § 7 (2), the actual performance is not considered. The applicable percentage is 0%.

The applicable percentage results in 0 Exercisable Restricted Share Awards for year 4 (0 % of 1,000 granted Restricted Share Awards = 0 Exercisable Restricted Share Awards).

•	After the Waiting Period a total of 400 Restricted Share Awards (150 + 250 + 0 + 0) become 400 exercisable Subscription Rights to be exercised within the Exercise Period.